UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2015

Alpha and Omega Semiconductor Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-34717	77-0553536
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

(Address of principal executive offices)

(408) 830-9742

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On July 31, 2015, Mr. Tony Grizelj informed Alpha and Omega Semiconductor Limited (the “Company”) that he will resign his position as Vice President of Power Discrete Product Line and terminate his employment with the Company, effective August 14, 2015. In connection with his resignation, Mr. Grizelj will enter into a consulting agreement (the “Consulting Agreement”) with the Company, pursuant to which Mr. Grizelj agrees to provide the Company with certain consulting services relating to the Company’s customer, market and products for the period between August 17, 2015 to October 16, 2015. Mr. Grizelj will receive a retainer of $43,709 for all services rendered under the Consulting Agreement.

The foregoing description of the Consulting Agreement is only a summary and is qualified in its entirety by the Consulting Agreement, a copy of which is filed as Exhibit 10. 1 to this report and incorporated herein by reference.

In addition, on August 5, 2015, the Company announced that Mr. Daniel Kuang Ming Chang was promoted and appointed as Senior Vice President of marketing effective as of August 3, 2015, with the responsibility to oversee all of the Company’s marketing efforts and product lines. Mr. Chang’s responsibility will also include the oversight of the Company’s power discrete product line, which previously has been the duties of Mr. Grizelj.

On August 5, 2015, the Company issued a press release announcing the appointment of Mr. Chang as described above, a copy of which is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Description
10.1	Form of Consulting Agreement between the Company and Tony Grizelj
99.1	Press Release dated August 5, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 5, 2015

Alpha and Omega Semiconductor Limited

By:	/s/Yifan Liang
Yifan Liang
Chief Financial Officer and Corporate Secretary